EXHIBIT 23.1




   Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-139169) pertaining to the PacketVideo Corporation 2005 Equity Incentive Plan of our report dated April 24, 2006, except for the final paragraph of Note 1 and paragraph 3 of Note 2, as to which the date is June 22, 2006, with respect to the consolidated financial statements and schedule of NextWave Wireless LLC for the period from April 13, 2005 (inception) to December 31, 2005, included in NextWave Wireless Inc.'s Prospectus filed with the Securities and Exchange Commission on November 16, 2006 pursuant to Rule 424(b) of Securities Act of 1934.






/s/ Ernst & Young LLP

San Diego, California
January 15, 2007